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                                                                   EXHIBIT 23.3



                        CONSENT OF INDEPENDENT AUDITORS


        We consent to the incorporation by reference in this Registration Statement (Form S-8) and related prospectuses pertaining to the CKS Group, Inc. (the "Company") 1996 Supplemental Stock Plan and the company's 1995 Stock Plan, as amended, of our report dated January 31, 1997, with respect to the balance sheets of McKinney & Silver as of December 31, 1995 and 1996, and the related statements of income and partners' capital and cash flows for the years in the three year period ended December 31, 1996, which report appears in the report on Form 8-K/A of the Company dated March 5, 1997.




                                             /s/ ERNST & YOUNG LLP



Raleigh, North Carolina
April 7, 1997







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